Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Barry H. Bass	7600 Wisconsin Avenue
Chief Financial Officer	11th Floor
(301) 986-9200	Bethesda, MD 20814
bbass@first-potomac.com	www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
FOURTH QUARTER AND FULL-YEAR 2008 RESULTS
Highlights:
Fourth Quarter 2008
•	Reports Funds From Operations of $12.4 million, or $0.45 per diluted share, compared to $11.4 million, or $0.46 per diluted share, for the fourth quarter of 2007.
•	Completes joint venture with AEW Value Investors II, L.P. and contributes property for a distribution of $11.6 million.
•	Executes 671,000 square feet of leases, consisting of 220,000 square feet of new leases and 451,000 square feet of renewal leases.
•	Rental rates per square foot increase 10% for new leases and 15% for renewal leases on a GAAP basis.
Full-Year 2008
•	Funds From Operations per diluted share increases 10% to $1.84 for 2008 compared to $1.67 for 2007.
•	Executes 3.1 million square feet of leases, consisting of 1.2 million square feet of new leases and 1.9 million square feet of renewal leases.
•	Rental rates per square foot increase 14% for new leases and 12% for renewal leases on a GAAP basis.
•	Enhances liquidity with refinancing of $72.1 million in debt and issuance of 2,875,000 common shares generating net proceeds totaling $43.9 million.
•	Sells a property for a gain of $14.3 million, or $0.57 per diluted share.
•	Retires $40.0 million of its Exchangeable Senior Notes resulting in a net gain of $6.4 million, or $0.25 per diluted share after minority interests.
BETHESDA, MD (February 25, 2009) — First Potomac Realty Trust (NYSE: FPO), a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, reported results for the three and twelve months ended December 31, 2008.
The Company’s funds from operations (“FFO”) for the fourth quarter of 2008 were $0.45 per diluted share, compared with $0.46 per diluted share during the fourth quarter of 2007. The Company’s net income for the fourth quarter of 2008 increased to $2.2 million, or $0.08 per diluted share, compared with net income of $0.5 million, or $0.02 per diluted share, for the fourth quarter of 2007.
For the year, the Company’s FFO per diluted share increased 10% over the prior-year period to $1.84 per diluted share, compared with $1.67 per diluted share for 2007. The Company’s net income for 2008 increased to $22.8 million, or $0.92 per diluted share, compared with net income of $0.5 million, or $0.02 per diluted share, for 2007. In June 2008, the Company sold a property for $50.6 million resulting in a gain on sale of $14.3 million, or $0.57 per diluted share. Also, for the three months and twelve months ended December 31, 2008, the Company repurchased $6.0 million and $40.0 million, respectively, of its Exchangeable Senior Notes at a discount, resulting in a net gain of $1.6 million, or $0.06 per diluted share after minority interests, and $6.4 million, or $0.25 per diluted share after minority interests, respectively.
Excluding River’s Park I & II and Triangle Business Center, which were acquired at the end of the third quarter, and redevelopment vacancy placed in service during the quarter, the Company’s portfolio was 89.2% leased and 87.5% occupied at December 31, 2008. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Fourth Quarter 2008 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.
Douglas J. Donatelli, chief executive officer of First Potomac Realty Trust, stated, “We were able to generate record leasing volume in 2008 as well as improve the Company’s balance sheet flexibility through a variety of transactions. We accomplished all of this in an extremely challenging economic and capital markets climate. We believe the ongoing execution of our leasing and balance sheet initiatives has positioned us to successfully navigate what is sure to be a challenging 2009.”
Leasing Activity
During the fourth quarter of 2008, the Company executed 671,000 square feet of leases, consisting of 220,000 square feet of new leases and 451,000 square feet of renewal leases. Larger leases include 51,000 square feet at Interstate Plaza, and 34,000 square feet at Sterling Park Business Center in Northern Virginia and 35,000 square feet at Northridge I & II in Southern Virginia. Rent is expected to commence for all the new leases by the end of the second quarter of 2009. Renewal leases for the quarter include 77,000 square feet at Frederick Industrial Park in our Maryland region, and we renewed 77,000 square feet at Cavalier Industrial Park and 47,000 square feet at 1000 Lucas Way in our Southern Virginia region.
Same Property Operations
Same property net operating income (“Same Property NOI”) increased $0.4 million, or 2.1%, for the three months ended December 31, 2008 and $1.0 million, or 1.3%, for the twelve months ended December 31, 2008 compared to the same periods in 2007. Same property rental revenue increased as a result of higher market rental rates realized during 2008. There was an increase in occupancy during 2008 for the Northern and Southern Virginia regions, which was slightly offset by a decrease in occupancy for the Maryland region. Total same property operating expenses increased due to higher property assessments and increased real estate tax rates, primarily associated with properties in Northern Virginia. There was also an increase in utility usage associated with properties in Maryland and an increase in utility rates and usage with properties in Northern Virginia. A significant portion of the increase in real estate taxes and utilities was recovered through reimbursement provisions in tenant leases.
General and Administrative Expense
During the fourth quarter of 2008, the Company incurred costs associated with entering into a joint venture, which the Company closed on December 12, 2008, and legal and accounting fees associated with filings with the Securities and Exchange Commission as well as costs associated with abandoned acquisitions. These costs totaled $0.5 million for the three months ended December 31, 2008.

Liquidity and Financing Activity
As of December 31, 2008, approximately $38 million, or 6.1%, of the Company’s debt matures prior to January 1, 2011. Of the maturing amount, $14 million matures in 2009 and $24 million matures in 2010, with $17 million of that amount maturing in December 2010.
On December 9, 2008, the Company borrowed an additional $15.0 million under an amendment to its $35.0 million secured term loan with Key Bank N.A., which increased its total obligation to $50.0 million. As part of the transaction, the base interest rate on the entire loan balance increased by 0.25% to LIBOR plus 250 basis points. In the third quarter, the Company entered into an interest rate swap agreement that fixed the interest rate on the original $35.0 million term loan balance. As of December 31, 2008, the initial term loan balance is fixed at 5.83%.
On December 10, 2008, the Company used part of the proceeds from the additional term loan borrowing to retire $6.0 million of its Exchangeable Senior Notes, at a discount of 28.5%. The transaction resulted in a gain of $1.6 million, net of deferred financing costs and original issue discount.
In January 2009, the Company used available cash to retire $12.0 million of its Exchangeable Senior Notes, at a weighted average discount of 30.9%. The transaction resulted in a gain of $3.5 million, net of deferred financing costs and original issue discount.
Balance Sheet
The Company had $657.2 million of debt outstanding at December 31, 2008. Of the total debt outstanding, $453.7 million was fixed-rate debt with a weighted average effective interest rate of 5.5% and a weighted average maturity of 4.4 years. The Company had $113.0 million of variable rate term debt, which was hedged through various interest rate swap agreements that fixed the loans’ respective interest rates. These loans had a weighted average effective interest rate of 5.0% and a weighted average maturity of 2.6 years. At December 31, 2008, the Company’s exposure to variable interest rates consisted of borrowings of $75.5 million on its unsecured revolving credit facility and $15.0 million on a secured term loan. These obligations had a weighted average interest rate of 1.9% and a maturity of 2.4 years. The Company’s interest coverage ratio was 2.2 times for the quarter ended December 31, 2008.
Joint Venture
On December 12, 2008, the Company entered into a joint venture with an affiliate of AEW Capital Management, L.P. (“AEW”) to own River’s Park I & II, a six building business park property located in Columbia, Maryland. The joint venture is owned 25% by the Company and 75% by AEW. The Company contributed River’s Park I & II to the joint venture and received a distribution of $11.6 million. The Company received an acquisition fee of $0.2 million, which was recorded as a reduction to the basis of the property. At the time of acquisition by the Company in September 2008, the former owner entered into three-year master lease agreements regarding certain vacancy at River’s Park I. The Company in turn has provided a backstop guarantee to the joint venture regarding the rental payments due under the master lease agreements that totaled approximately $0.9 million at December 31, 2008. The guarantees will terminate in September 2011, or earlier if the space is released. In addition, the Company has provided a guarantee to the joint venture, effective in the fourth quarter of 2009, in the event a specified tenant does not renew its lease at River’s Park II.
As a result of the lease guarantees, the joint venture is considered a financing transaction for accounting purposes and the Company consolidates the joint venture and its respective operating results on its consolidated financial statements. In addition, the cash contributed to the joint venture by AEW is reflected in the liability section of the Company’s balance sheet under “Financing Obligation.” The earnings from the joint venture attributable to AEW are recorded as interest expense on the Company’s consolidated statements of operations. The Company will use this accounting treatment until the lease guarantees expire or the underlying space is released, at which time the Company will no longer consolidate the joint venture and will account for it using the equity method.
Redevelopment
During the fourth quarter of 2008, the Company substantially completed a 76,300 square foot redevelopment of an existing building at Ammendale Business Park at a total cost of approximately $1.9 million. The building was fully pre-leased to a tenant while in redevelopment with rent commencing in late December 2008.
Dividends
On January 22, 2009, the Company declared a dividend of $0.34 per common share, equating to an annualized dividend of $1.36 per share. The dividend was paid on February 13, 2009, to common shareholders of record as of February 6, 2009.
Earnings and FFO Guidance
First Potomac expects to report FFO per diluted share of between $1.55 and $1.80 for 2009. This estimate reflects management’s view of current and future market conditions (including assumptions with respect to rental rates, occupancy levels, operating, general and administrative expenses, and interest rates), and the impact of FASB Staff Position APB 14-1 on its reported interest expense, as described further below. This estimate also assumes 27.8 million diluted shares outstanding, reflecting the full-year impact of the Company’s September 2008 follow-on equity offering, and includes any gains already realized in 2009 from retiring its Exchangeable Senior Notes at a discount. The guidance assumes no impact from any acquisitions, dispositions or additional financing transactions.
In May 2008, the FASB issued Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The Company’s Exchangeable Senior Notes are within the scope of FSP APB 14-1, and the implementation of this standard will result in an increase in the Company’s reported interest expense of approximately $1.5 million in 2009. This will not result in an increase in the Company’s cash interest payments. The impact of FSP APB 14-1 is reflected in the Company’s FFO guidance.

Following is a summary of the analysis and assumptions that the Company used in arriving at its guidance (unaudited, amounts in thousands except per share amounts):

			2009
	2008		Low	High
Portfolio NOI	$84,710		$88,000	$91,000
Other Income[1]	2,807		1,000	2,760
G&A	(11,938)		(12,000)	(11,000)

Interest Expense
Gross Interest Expense (excluding FSP APB 14-1)	$(36,384)		$(35,200)	$(34,200)
Additional JV Interest	—		(1,526)	(1,526)
Capitalized Interest	1,580		750	1,000

Interest Expense (excluding FSP APB 14-1)	$(34,804)		$(35,976)	$(34,726)

FFO before gains (excluding FSP APB 14-1)	$40,775		$41,024	$48,034
Gain on Debt Retirement[3]	6,351		3,538	3,538

FFO (excluding FSP APB 14-1)	47,126		44,562	51,572
Exchangeable Notes Additional Interest	(2,000	) [2]	(1,500)	(1,500)
FFO (including FSP APB 14-1)	$45,126		$43,062	$50,072

FFO before gains/share (excluding FSP APB 14-1)	$1.59		$1.48	$1.73
FFO/Share (excluding FSP APB 14-1)	$1.84		$1.60	$1.85
FFO/Share (including FSP APB 14-1)	$1.76		$1.55	$1.80

Average Shares Outstanding	25,636		27,800	27,800

Other NOI Assumptions
Bad Debt			$(2,000)	$(1,000)
Average Occupancy[4]			85%	87%
Same-Property NOI Increase			0%	5%

[1]	Other Income includes termination fees, late fees, construction management fees, interest income and other miscellaneous income items.

[2]	The 2008 amount is for comparative purposes and was not recorded in the Company’s 2008 operating results as the Company adopted FSP APB 14-1 on January 1, 2009. However, all amounts required under the provisons of FSP APB 14-1 will be presented retrospectively for all comparative periods.

[3]	The 2009 figures represent the gain on the Exchangeable Senior Notes that were retired in January 2009. The Company assumes no additional repurchases during 2009.

[4]	Includes the impact of approximately 100,000 square feet of additional redevelopment space that is expected to be placed into service during 2009.

The reconciliation of expected net income to FFO is as follows:

Guidance Range for 2009	Low Range	High Range
Net income per diluted share	$0.26	$0.50
Real estate depreciation and minority interest per diluted share	1.29	1.30

FFO per diluted share	$1.55	$1.80

Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Thursday, February 26, 2009 at 11:00 a.m. ET, to discuss fourth quarter and year-end results. The number to call for this interactive teleconference is (303) 262-2130. A replay of the conference call will be available through March 5, 2009, by dialing (303) 590-3000 and entering the confirmation number, 11123994# when prompted for the pass code.
A live broadcast of the conference call will also be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Thursday, February 26, 2009, beginning at 11:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 12 million square feet. The Company’s largest tenant is the U.S. Government.
Non-GAAP Financial Measures
Funds from Operations - Funds from operations (“FFO”) represents net income before minority interests (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
NOI - The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.
Same-Property NOI - The Company defines same-property NOI as NOI for the Company’s properties wholly owned during the entirety of the periods reported. The Company’s same-property NOI calculations are reconciled to NOI at the end of this release.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Rental	$26,528	$25,277	$101,844	$98,814
Tenant reimbursements and other	6,145	5,765	22,449	20,775

Total revenues	32,673	31,042	124,293	119,589

Operating expenses:
Property operating	7,154	6,230	27,245	25,217
Real estate taxes and insurance	3,110	2,711	12,232	10,813
General and administrative	3,603	2,504	11,938	10,453
Depreciation and amortization	9,834	10,591	37,207	40,023

Total operating expenses	23,701	22,036	88,622	86,506

Operating income	8,972	9,006	35,671	33,083

Other expenses (income):
Interest expense	8,577	9,327	34,804	35,587
Interest and other income	(299)	(196)	(676)	(685)
Gain on early retirement of debt	(1,619)	—	(6,351)	—

Total other expenses	6,659	9,131	27,777	34,902

Income (loss) from continuing operations before minority interests	2,313	(125)	7,894	(1,819)

Minority interests	(64)	4	(236)	56

Income (loss) from continuing operations	2,249	(121)	7,658	(1,763)

Discontinued operations:
Income from operations of disposed property	—	655	1,335	2,372
Gain on sale of disposed property	—	—	14,274	—
Minority interests in discontinued operations	—	(21)	(481)	(76)

Income from discontinued operations	—	634	15,128	2,296

Net income	$2,249	$513	$22,786	$533

Depreciation and amortization of real estate assets	9,834	10,591	37,207	40,023
Discontinued operations depreciation and amortization	—	274	479	1,098
Minority interests	64	17	717	20
Joint venture acquisition fee	211	—	211	—
Gain on sale of disposed property	—	—	(14,274)	—

Funds from operations (FFO)	$12,358	$11,395	$47,126	$41,674

Net income per share — basic and diluted:
Income (loss) from continuing operations	$0.08	$(0.01)	$0.31	$(0.07)
Income from discontinued operations	—	0.03	0.61	0.09

Net income	$0.08	$0.02	$0.92	$0.02

Weighted average common shares outstanding — basic	26,974	24,076	24,838	24,053
Weighted average common shares outstanding — diluted	26,983	24,076	24,858	24,053

FFO per share — basic	$0.45	$0.46	$1.84	$1.68
Weighted average common shares and units outstanding - basic	27,747	24,883	25,617	24,853
FFO per share — diluted	$0.45	$0.46	$1.84	$1.67
Weighted average common shares and units outstanding - diluted	27,755	24,996	25,637	25,026

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets:
Rental property, net	$994,913	$977,106
Cash and cash equivalents	16,352	5,198
Escrows and reserves	8,808	13,360
Accounts and other receivables, net of allowance for doubtful accounts of $935 and $700, respectively	6,872	4,365
Accrued straight-line rents, net of allowance for doubtful accounts of $110 and $43, respectively	9,192	6,638
Deferred costs, net	17,165	12,377
Prepaid expenses and other assets	6,365	6,525
Intangible assets, net	21,047	26,730

Total assets	$1,080,714	$1,052,299

Liabilities:
Mortgage loans	$322,846	$390,072
Exchangeable senior notes, net of discount	83,884	122,797
Senior notes	75,000	75,000
Secured term loans	100,000	50,000
Unsecured revolving credit facility	75,500	38,600
Financing obligation	11,491	—
Accounts payable and other liabilities	18,487	11,450
Accrued interest	2,491	2,776
Rents received in advance	4,812	4,709
Tenant security deposits	5,243	5,422
Deferred market rent	8,489	9,117

Total liabilities	708,243	709,943

Minority interests (redemption value $7,186 and $13,957, respectively)	10,735	11,545

Shareholders’ equity:
Common shares, $0.001 par value, 100,000 shares authorized; 27,353 and 24,251 shares issued and outstanding, respectively	27	24
Additional paid-in capital	476,129	429,870
Accumulated other comprehensive loss	(3,931)	—
Dividends in excess of accumulated earnings	(110,489)	(99,083)

Total shareholders’ equity	361,736	330,811

Total liabilities and shareholders’ equity	$1,080,714	$1,052,299

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
Same-Property NOI	December 31,		December 31,
	2008	2007	2008	2007
Total base rent	$25,622	$24,987	$91,588	$90,350
Tenant reimbursements and other	5,526	4,886	19,820	18,571
Property operating expenses	(6,606)	(6,062)	(23,805)	(23,276)
Real estate taxes and insurance	(2,976)	(2,679)	(11,030)	(10,067)

Same-property(1)(2) NOI — accrual basis	21,566	21,132	76,573	75,578

Straight-line revenue, net	(450)	(8)	(1,010)	(447)
Deferred market rental revenue	(318)	(418)	(1,463)	(1,600)

Same-property(1)(2) NOI — cash basis	$20,798	$20,706	$74,100	$73,531

Changes in Same-Property NOI — accrual basis
Rental revenue increase	$635		$1,238
Tenant reimbursements and other increase	640		1,249
Expense increase	(841)		(1,492)

	$434		$995

Same-property percentage of total portfolio (sf)	93.1%		82.5%

	Three Months Ended		Twelve Months Ended
Reconciliation of Consolidated NOI to Same-property NOI	December 31,		December 31,
	2008	2007	2008	2007
Total revenues	$32,673	$31,042	$124,293	$119,589
Property operating expenses	(7,154)	(6,230)	(27,245)	(25,217)
Real estate taxes and insurance	(3,110)	(2,711)	(12,232)	(10,813)

NOI	22,409	22,101	84,816	83,559

Less: Non-same property NOI(3)	(843)	(969)	(8,243)	(7,981)

Same-property(1)(2) NOI — accrual basis	21,566	21,132	76,573	75,578

Straight-line revenue, net	(450)	(8)	(1,010)	(447)
Deferred market rental revenue	(318)	(418)	(1,463)	(1,600)

Same-property(1)(2) NOI — cash basis	$20,798	$20,706	$74,100	$73,531

Change in same-property NOI — accrual basis	2.1%		1.3%
Change in same-property NOI — cash basis	0.4%		0.8%

(1)	Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: Alexandria Corporate Park, Crossways Commerce Center (expansion), Triangle Business Center and River’s Park I & II. Also, same property results for the twelve months ended December 31, 2008 and 2007 exclude Ammendale Commerce Center, Annapolis Commerce Park East, John Marshall Highway (Building II), Greenbrier Circle Corporate Center, Greenbrier Technology Center I, Pine Glen and River’s Bend Center II.

(2)	Excludes Interstate Plaza, which was fully vacant as of January 1, 2008, with a portion of the property placed in redevelopment during 2008. Same property NOI including the portion of Interstate Plaza not in redevelopment increased by 1.5% on an accrual basis and decreased by 0.1% on a cash basis for the three months ended December 31, 2008 and increased by 0.5% on an accrual basis and remained flat on a cash basis for the twelve months ended December 31, 2008. The Company leased the portion of the property not in redevelopment, with the tenant taking occupancy in January 2009.

(3)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.